Exhibit 23.2

Consent of Independent Auditors

We consent to the use in this Registration Statement on Form S-4 of Kitara Holdco Corp. of our report dated November 8, 2014, relating to our audit of the consolidated financial statements of Future Ads LLC as of December 31, 2013 and 2012 and for each of the three years in the period ended December 31, 2013, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.

/s/ McGladrey LLP
McGladrey LLP
Irvine, CA
December 8, 2014